Exhibit 99.1

BioAmber Provides Update on Liquidation Process & Announces Resignations

of Board Members and Officers

Montreal, Canada, August 31, 2018. BioAmber Inc. (the “Company”) (OTCPK: BIOAQ) announces that following a Court order issued on August 28th, 2018, the stay period ordered by the Court in connection with its restructuring process under the terms of the Companies’ Creditors Arrangement Act has been extended until September 18th, 2018, in order to give enough time to the Company, along with its monitor PricewaterhouseCoopers (“PWC”), to carry out the recently initiated liquidation process.

As a result of the liquidation process, all of the directors and officers of the Company and its subsidiaries have resigned, leaving PWC to oversee the process in its role as monitor, under the supervision of the Court.

There can be no guarantee that the Company will be successful in securing an acceptable offer in connection with the liquidation of its assets. Moreover, if an acceptable offer is received, the liquidation of the Company’s assets will almost certainly result in no residual value for non-secured creditors and equity investors.

About BioAmber

BioAmber (OTCPK: BIOAQ) is a renewable materials company. Its innovative technology platform combines biotechnology and catalysis to convert renewable feedstock into building block materials that are used in a wide variety of everyday products including plastics, paints, textiles, food additives and personal care products. For more information visit www.bio-amber.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about the Company. The Company may use words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” “plan,” “projected” or the negative of such words or other similar words or phrases to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether the Company will be able to obtain an acceptable offer related to the liquidation of its assets. For additional disclosure regarding these and other risks faced by the Company, see disclosures contained in the Company’s public filings with the SEC, including the risks discussed under the heading “Item 1.A Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, and under the heading “Risk Factors” of the recently filed prospectus supplement. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and the Company undertakes no obligation to update such statements as a result of new information, except as required under applicable securities legislation.

PWC Contact

Mica Arlette

416-814-5834

Mica.Arlette@ca.pwc.com

or

Christian Bourque

514-205-5434

Christian.bourque@ca.pwc.com

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